UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 31, 2009

Date of Report (date of earliest event reported)

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33791	39-1979642
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

(650) 286-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On December 31, 2009, BioForm Medical, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merz GmbH & Co., KGaA, an entity formed under the laws of the Republic of Germany (“Merz”) and Vine Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Merz (“Acquisition Sub”).

The Company’s Board of Directors has approved the Merger Agreement and unanimously recommends that its stockholders accept, and tender their shares of the Company’s common stock pursuant to, the tender offer.

Under the terms of the Merger Agreement, Merz acting through the Acquisition Sub will commence a tender offer (the “Offer”) for shares of the Company’s common stock, par value $0.01 (the “Shares”), at a price of $5.45 per share net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”). The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, and the Offer will remain open for at least 20 business days, subject to certain extension rights and obligations set forth in the Merger Agreement, and provided that the Acquisition Sub shall not be required to extend the expiration date of the Offer beyond April 30, 2010.

The Company has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger (as defined below), restrictions on solicitation of proposals with respect to alternative transactions, public disclosures and other matters. The Merger Agreement contains certain termination rights of Merz and the Company and provides that, upon the termination of the Merger Agreement under particular circumstances, including if the Company terminates the Merger Agreement in order to accept a superior proposal, the Company would be required to pay Merz a termination fee equal to $8.0 million.

The Offer is subject to the condition that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer will, when combined with any Shares owned by Merz or Acquisition Sub immediately prior to the expiration of the Offer, represent at least a majority of the total number of then-outstanding Shares on a fully diluted basis. The Offer is also subject to certain other closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and foreign antitrust or competition-related legal requirements, the absence of certain legal impediments and other customary closing conditions.

Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, if and when determined by the Company and Merz, the Acquisition Sub and the Company will merge (the “Merger”). Upon consummation of the Merger (the “Effective Time”), the remaining holders of issued and outstanding Shares (other than stockholders who properly exercise appraisal rights under Section 262 of the Delaware General Corporation Law) will receive the Offer Price for each Share held by such holders as of the Effective Time.

The closing of the Merger is subject to approval of the Merger by holders of the Shares; however, the parties have agreed that if after the purchase of the Shares pursuant to the Offer and any subsequent offering period, and after giving effect to any shares purchased pursuant to the option described in the next paragraph, Acquisition Sub directly or indirectly owns at least 90% of the outstanding Shares, then, following the satisfaction or waiver of the other conditions to the closing of the Merger, the Merger may occur in a “short-form” pursuant to applicable Delaware law, which will not require the consent of the Company’s stockholders. The Merger is also conditioned upon the absence of certain legal restraints and the acceptance of payment by Acquisition Sub of all the Shares validly tendered pursuant to the Offer.

Pursuant to the Merger Agreement and subject to certain exceptions, the Company has granted to Acquisition Sub an irrevocable option (the “Top-up Option”) to purchase, at a per Share price equal to the Offer Price, newly issued Shares in an amount up to the lowest number of Shares that, when added to the number of Shares owned by Merz and its subsidiaries at the time of exercise of the Top-up Option, will constitute one Share more than 90% of the total Shares outstanding. This Top-up Option will be exercisable only once, at such time as Merz and the Acquisition Sub own at least eighty (80%) of the total Shares then outstanding, and only on or prior to the fifth (5th) business day after the expiration date of the Offer or the expiration date of any subsequent offering period.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Merz and the Company. The Merger Agreement contains representations and warranties that the Company has made to Merz for the purposes of allocating contractual risk between the parties, which are qualified by information in confidential disclosure schedules that the Company has provided to Merz in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

The Company knows of no material relationship between the Company or its affiliates and Merz or Acquisition Sub other than with respect to the Merger Agreement.

Item 8.01	Other Events.

On January 4, 2010, the Company and Merz issued a joint press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

On December 31, 2009, the Company’s board of directors indefinitely suspended the Directors’ Fee Plan, which had been adopted in December 2008 (and filed with the SEC on Form 10-Q on February 13, 2009).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of December 31, 2009, by and among Merz GmbH & Co., KGaA, Vine Acquisition Corp., and BioForm Medical, Inc.

99.1	Press Release, issued by Merz and the Company, dated January 4, 2010.

Additional Information about the Merz Tender Offer and Where to Find It.

The tender offer described herein has not commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. At the time the tender offer is commenced, Merz and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO with the SEC and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The tender offer will be made solely by the Tender Offer Statement. Holders of shares of the Company’s common stock are urged to read the Tender Offer Statement (including the Offer to Purchase, related Letter of Transmittal and all other offer documents) and the Solicitation/Recommendation Statement when they become available because they will contain important information that holders of shares of the Company’s common stock should consider before making any decision regarding tendering their securities.

Stockholders of the Company will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Merz and the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting the Investor Relations department of BioForm Medical at 650-286-4003 or by mailing a request to the information agent for the tender offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; by calling toll free at 1-800-322-2885 or call collect 212-929-5500; and at tenderoffer@mackenziepartners.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioForm Medical, Inc.

Date: January 4, 2010	By:	/S/ STEVE BASTA
Steve Basta Chief Executive Officer